Exhibit 11.1 Computation of pro forma weighted average number of common shares outstanding for the three month periods ended March 31, 1996 and 1997 (in thousands).


                                                  Three Months     Three Months
                                                 Ended March 31,  Ended March 31,
                                                      1996             1997
                                                  -------------    -------------
Number of shares outstanding after the Exchange           8,929            8,929

Employee stock options granted under the 1997
   Incentive Plan                                           644              644

Shares assumed to be repurchased under the
   treasury stock method:
   $3,220,485 (1)/$8.00 per share (2)                      (403)            (403)

                                                  -------------    -------------
Pro forma weighted average number of common
   shares outstanding                                     9,170            9,170
                                                  =============    =============


Notes:

(1) Calculated by multiplying employee stock options granted under the 1997 Incentive Plan (644,097) by their exercise price ($5.00).

(2)     Initial public offering price.